EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2014 FINANCIAL RESULTS

•                               Second quarter net revenues of $115.4 million and net loss of $(1.2) million, or $(0.10) per diluted share, for the three months ended March 31, 2014, compared to net revenues of $129.2 million and net income of $6.4 million, or $0.52 per diluted share, for the same period of fiscal 2013.

•                               Tax charge of $0.3 million, or $0.03 per diluted share, recorded for lowering deferred tax assets after a new law passed for a state income tax rate reduction.

•                               Backlog was $202.3 million at March 31, 2014, an increase of 12.3% from $180.2 million at December 31, 2013.

•                               The Company spent $24.3 million on capital projects in the first six months of fiscal 2014. The Company estimates spending approximately $57.0 million on capital projects in fiscal 2014.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 8, 2014 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter ended March 31, 2014.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Net revenues were stronger and backlog increased across all of our end markets in the second quarter compared to the first quarter.  We saw volumes increase, nickel prices move up, backlogs grow and lead-times extend, and we remain cautiously optimistic about the continuation of these trends.  We are pushing through much-needed price increases as we have experienced compression from the downturn and rising costs in certain areas of our operation, most significantly in utilities,” said Mark Comerford, President and Chief Executive Officer.  “We are continuing to make meaningful progress on our capital expansion projects, and we expect to be well positioned for future growth.”

Quarter Results

Net Revenues. Net revenues were $115.4 million in the second quarter of fiscal 2014, a decrease of 10.7% from $129.2 million in the same period of fiscal 2013.  Volume was 5.7 million pounds in the second quarter of fiscal 2014, an increase of 2.0% from 5.6 million pounds in the same period of fiscal 2013.  The aggregate average selling price was $20.27 per pound in the second quarter of fiscal 2014, a decrease of 12.4% from $23.15 per pound in the same period of fiscal 2013.  Average selling price decreased primarily due to continued pricing competition, which represented approximately $1.55 of the decrease, lower market raw material prices, which represented approximately $0.67 of the decrease and a lower-value product mix, which represented approximately $0.45 of the decrease.

Cost of Sales. Cost of sales was $106.3 million, or 92.1% of net revenues, in the second quarter of fiscal 2014 compared to $109.1 million, or 84.5% of net revenues, in the same period of fiscal 2013. Cost of sales in the second quarter of fiscal 2014 decreased by $2.8 million as compared to the same period of fiscal 2013 due to a lower cost mix of products and favorable absorption of manufacturing costs, partially offset by higher energy costs, primarily natural gas.

Gross Profit. As a result of the above factors, gross profit was $9.1 million for the second quarter of fiscal 2014, a decrease of $11.0 million, or 54.9%, from the same period of fiscal 2013. Gross profit as a percentage of net revenue was 7.9% in the second quarter of fiscal 2014 as compared to 15.5% in the same period of fiscal 2013. The primary cause of the margin compression is price competition from weaker demand and lower industry capacity utilization. The remaining difference is attributable to unfavorable variances arising from lower volumes, higher-cost inventory charged to cost of sales with falling raw materials and the impact of a fixed price nickel agreement, pursuant to which the Company agreed to purchase a portion of its nickel supply at a price that proved to be greater than the market price of nickel.

Selling, General and Administrative Expense. Selling, general and administrative expense was $9.5 million for the second quarter of fiscal 2014, an increase of $0.1 million, or 0.7%, from $9.4 million in the same period of fiscal 2013. Included in this quarter’s expense was a $0.5 million reversal of reserves for incentive compensation plans compared to $0.8 million in the second quarter of fiscal 2013, partially offset by the accelerated vesting of restricted stock following the retirement of a director. Selling, general and administrative expenses as a percentage of net revenues increased to 8.2% for the second quarter of fiscal 2014 compared to 7.3% for the same period of fiscal 2013 primarily due to decreased revenues.

Research and Technical Expense. Research and technical expense was $0.9 million, or 0.8% of revenue, for the second quarter of fiscal 2014.  Research and technical expense was $0.9 million, or 0.7% of revenue, for the second quarter of fiscal 2013.

Operating Income/(Loss). As a result of the above factors, operating loss in the second quarter of fiscal 2014 was $1.3 million, a decrease of 113.3% compared to operating income of $9.8 million in the same period of fiscal 2013.

Income Taxes. Income taxes were a benefit of $0.1 million in the second quarter of fiscal 2014, a decrease of $3.5 million from an expense of $3.4 million in the same period of fiscal 2013.  The effective tax rate for the second quarter of fiscal 2014 was 4.7%, compared to 34.5% in the same period of fiscal 2013. The lower effective tax rate realized in the second quarter of 2014 is primarily attributable to a reduction in the Indiana tax rate, which resulted in a decrease to the deferred tax asset.  This rate change had a $0.3 million unfavorable impact on tax expense during the quarter.

Net Income/(Loss). As a result of the above factors, net loss in the second quarter of fiscal 2014 was $1.2 million, a decrease of $7.7 million, or 119.0%, from net income of $6.4 million in the same period of fiscal 2013.

Six Months Results

Net Revenues. Net revenues were $209.0 million in the first six months of fiscal 2014, a decrease of 14.1% from $243.5 million in the same period of fiscal 2013 due to decreases in both volume and average selling price per pound.  Volume was 10.0 million pounds in the first six months of fiscal 2014, a decrease of 2.5% from 10.3 million pounds in the same period of fiscal 2013.  The aggregate average selling price was $20.88 per pound in the first six months of fiscal 2014, a decrease of 12.0% from $23.72 per pound in the same period of fiscal 2013.  Average selling price decreased primarily due to increased price competition, which represented approximately $1.65 of the decrease, lower market prices for raw materials, which represented approximately $0.67 of the decrease, and lower-value product mix, which represented approximately $0.45 of the decrease.

Cost of Sales. Cost of sales was $194.7 million, or 93.2% of net revenues, in the first six months of fiscal 2014 compared to $204.6 million, or 84.0% of net revenues, in the same period of fiscal 2013.  Cost of sales in the first six months of fiscal 2014 decreased by $9.9 million as compared to the same period of fiscal 2013 due to lower volume and a lower value product mix partially offset by reduced absorption of manufacturing costs and higher-cost inventory charged to cost of sales.

Gross Profit. As a result of the above factors, gross profit was $14.3 million for the first six months of fiscal 2014, a decrease of $24.5 million, or 63.2%, from the same period of fiscal 2013. Gross profit as a percentage of net revenue was 6.8% in the first six months of fiscal 2014 as compared to 16.0% in the same period of fiscal 2013. The decline in gross profit as a percentage of net revenue is primarily attributable to increased price competition estimated to account for $16.5 million of the decrease.  The remaining difference is attributable to unfavorable variances arising from lower volumes, higher-cost inventory charged to cost of sales with falling raw materials and the impact of a fixed price nickel agreement, pursuant to which the Company agreed to purchase a portion of its nickel supply at a price that proved to be greater than the market price of nickel.

Selling, General and Administrative Expense. Selling, general and administrative expense was $19.4 million for the first six months of fiscal 2014, an increase of $0.2 million, or 1.1%, from $19.2 million in the same period of fiscal

2013.  Selling, general and administrative expenses as a percentage of net revenues increased to 9.3% for the first six months of fiscal 2014 compared to 7.9% for the same period of fiscal 2013 primarily due to decreased revenues.

Research and Technical Expense. Research and technical expense was $1.8 million, or 0.8% of revenue, for the first six months of fiscal 2014. Research and technical expense was $1.7 million, or 0.7% of net revenues, in the same period of fiscal 2013.

Operating Income / (Loss). As a result of the above factors, operating loss in the first six months of fiscal 2014 was $6.9 million, a decrease of 138.4% compared to operating income of $17.9 million in the same period of fiscal 2013.

Income Taxes. Income taxes were a benefit of $2.1 million in the first six months of fiscal 2014, a decrease of $7.8 million from a $5.7 million provision in the same period of fiscal 2013.  The effective tax rate for the first six months of fiscal 2014 was 31.1%, compared to 31.6% in the same period of fiscal 2013.

Net Income / (Loss). As a result of the above factors, net loss in the first six months of fiscal 2014 was $4.7 million, a decrease of $17.0 million, or 138.4%, from net income of $12.3 million in the same period of fiscal 2013.

Volumes, Competition and Pricing

Business conditions continue to be challenging, but appear to be improving.  The Company’s backlog improved 12.3% through the second quarter, along with net sales increasing 23.1% sequentially from the first quarter.  Throughout the first quarter and a portion of the second quarter, the Company experienced reduced demand and reduced selling prices due to nickel market prices and increased price competition in the marketplace, particularly in commodity-type alloys.  The intense competitive environment required the Company to aggressively price orders across all markets, which unfavorably impacted the Company’s gross profit margin and net income.  In addition, sales volumes below mill capacities in the industry reduced mill-direct lead times.  The decline in mill-direct lead times has, in turn, resulted in downward pressure on prices for service center transactional business, which typically commands a higher price due to faster product availability.  In the second quarter, the Company began to see higher transactional business through its service centers, and mills in the industry are beginning to experience higher volumes.

Over the course of fiscal year 2013 and the beginning of fiscal year 2014, the market price of nickel declined, which can cause customers to delay orders for the Company’s products because the Company generally passes the cost of nickel on to customers in the price of its products.  As nickel prices decline, customers may delay ordering in order to receive a lower price in the future.  In the latter part of the second quarter of fiscal 2014, the market price of nickel began increasing, which typically accelerates the ordering patterns of the Company’s customers.  Customer demand is beginning to solidify, and management believes that destocking within the aerospace and land-based gas turbine supply chains may be coming to an end.  The Company has announced price increases in response to the strengthening business conditions.  While these price increases should expand margins in the second half of the year, product shipped out of the backlog contains competitively priced orders that continue to pressure gross margins.

The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. Under the FIFO inventory costing method, the cost of materials included in cost of sales may be different than the current market price at the time of sale of finished product due to the length of time from the acquisition of the raw material to the sale of the finished product.  In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first out method. Conversely, in a period of rising raw material costs, the FIFO inventory valuation normally results in lower costs of sales.

Gross Profit Margin Trend Performance

The gross margin in the second quarter of fiscal 2014 was $9.1 million or 7.9% of net revenues, a reduction of $11.0 million from the $20.1 million or 15.5% of net revenues in the second quarter of fiscal 2013.  Increased price competition is estimated to account for approximately $8.8 million of the decrease with the remaining difference of $2.2 million attributable to changes in product mix and unfavorable variances such as higher spending for natural gas and electricity during the winter.  Also impacting margin in the second quarter was a fixed priced nickel agreement, pursuant to which the Company agreed to purchase a portion of its nickel supply at a fixed price that proved to be greater than the market price of nickel. This unfavorably impacted margins in the quarter, but with nickel market prices increasing, it impacted margins to a lesser extent than in the first quarter of fiscal 2014. Subsequent to March 31, 2014, the Company cancelled the fixed price component of the agreement on volumes not covered by customer fixed price contracts.

The margin compression that occurred in the first quarter of fiscal 2014 began to lessen in the second quarter of fiscal year 2014 due to an increase in volumes processed through the mill, which have resulted in improved absorption of fixed costs and a small margin expansion as compared to the first quarter of fiscal 2014

Backlog

Backlog was $202.3 million at March 31, 2014, an increase of approximately $22.1 million, or 12.3%, from $180.2 million at December 31, 2013. The backlog dollars increased during the second quarter of fiscal 2014 due to a 28.0% increase in backlog pounds partially offset by a 12.3% decrease in backlog average selling price. The increase in backlog during the second quarter resulted from increased order entry volumes partially offset by a reduced order entry pricing and a lower-value mix of products in the backlog.

Management believes that the improved order entry volumes are due to customers beginning the process of increasing their stock levels to accommodate the demand in the Company’s end markets, along with the rise in nickel market prices.  The backlog for all of the Company’s major markets increased in the second quarter of fiscal 2014.

Capital Spending

A key element of the Company’s business strategy is to capitalize on strategic equipment investments. Although the markets in which the Company participates recently experienced a period of lower demand, management continues to believe in the long-term growth potential of the aerospace, land-based gas turbine and chemical processing markets. Therefore, the Company is continuing to implement the previously announced capital spending projects in line with plans to meet the expected long-term growth requirements of those target markets.  Capital spending in the first six months of fiscal 2014 was approximately $24.3 million, and the forecast for capital spending in fiscal 2014 is approximately $57.0 million. The capital spending planned for fiscal 2014 includes $18.8 million for the Arcadia tubular project, $8.8 million for the Kokomo flat product project, $15.0 million for the processing and service center upgrades, $2.7 million for the information systems upgrade project and the remaining $11.7 million for additional enhancements and upgrades of current facilities and equipment.

The actual and planned capital investments of approximately $124.5 million over the three-year period of fiscal 2012 through 2014 are expected to allow the Company to increase capacity, enhance product quality, reduce costs and improve working capital management. These significant investments are necessitated by expected intermediate and long-term increasing customer demand for volume and quality improvements.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $254.0 million at March 31, 2014, a decrease of $19.4 million or 7.1% from $273.4 million at September 30, 2013. This decrease of $19.4 million resulted primarily from payables increasing $22.5 million due to the purchase of raw materials and accounts receivable decreasing $3.5 million during the first quarter of fiscal 2014, offset by inventory increasing $5.3 million during the same period. Inventory has increased in response to the higher level of backlog.

Liquidity

During the first six months of fiscal 2014, the Company’s primary sources of liquidity were cash on-hand and cash from operations, as detailed below.  At March 31, 2014, the Company had cash and cash equivalents of $62.1 million compared to cash and cash equivalents of $68.3 million at September 30, 2013.

The Company’s sources of liquidity for fiscal 2014 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At March 31, 2014, the Company had cash of $62.1 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•             Funding operations;

•                  Capital spending; and

•             Dividends to stockholders.

Dividend Declared

On May 8, 2014, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable June 16, 2014 to stockholders of record at the close of business on June 2, 2014. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $10.9 million on an annualized basis.

Guidance

Revenue and earnings for the third quarter of fiscal 2014 are expected to improve from those of the second quarter of fiscal 2014. Business conditions appear to be improving, and the Company may generate net income in the third quarter. Management remains cautiously optimistic about the continuation of these favorable market trends.

Earnings Conference Call

The Company will host a conference call on Friday, May 9, 2014 to discuss its results for the second quarter of fiscal 2014.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 9, 2014	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, May 9th at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, June 9, 2014. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Conference: 13581958

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, chemical processing and land-based gas turbine industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2014 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2013.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2014	2013	2014

Net revenues	$129,201	$115,350	$243,501	$209,050
Cost of sales	109,117	106,286	204,643	194,736
Gross profit	20,084	9,064	38,858	14,314
Selling, general and administrative expense	9,414	9,482	19,225	19,438
Research and technical expense	852	885	1,710	1,763
Operating income (loss)	9,818	(1,303)	17,923	(6,887)
Interest income	(25)	(41)	(54)	(87)
Interest expense	17	21	34	39
Income (loss) before income taxes	9,826	(1,283)	17,943	(6,839)
Provision for (benefit from) income taxes	3,390	(60)	5,672	(2,124)
Net income (loss)	$6,436	$(1,223)	$12,271	$(4,715)
Net income (loss) per share:
Basic	$0.52	$(0.10)	$1.00	$(0.38)
Diluted	$0.52	$(0.10)	$0.99	$(0.38)

Dividend declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2013	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$68,326	$62,083
Accounts receivable, less allowance for doubtful accounts of $1,199 and $1,111, respectively	82,562	79,063
Inventories	232,157	237,459
Income taxes receivable	4,433	147
Deferred income taxes	6,018	7,173
Other current assets	2,408	3,926
Total current assets	$395,904	$389,851
Property, plant and equipment, net	152,764	168,006
Deferred income taxes—long term portion	41,301	46,696
Prepayments and deferred charges	2,282	1,788
Other intangible assets, net	5,601	5,393
Total assets	$597,852	$611,734
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,600	$50,115
Accrued expenses	13,676	12,428
Revolving credit facility	—	—
Accrued postretirement benefits	4,918	4,918
Deferred revenue—current portion	2,500	2,500
Total current liabilities	48,694	69,961
Long-term obligations (less current portion)	767	767
Deferred revenue (less current portion)	30,329	29,079
Accrued pension and postretirement benefits	162,259	161,405
Total liabilities	242,049	261,212
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,342,585 and 12,419,180 shares issued, 12,332,592 and 12,402,903 shares outstanding at September 30, 2013 and March 31, 2014, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	238,941	241,051
Accumulated earnings	174,154	163,994
Treasury stock, 9,993 shares at September 30, 2013 and 16,277 shares at March 31, 2014	(505)	(840)
Accumulated other comprehensive loss	(56,799)	(53,695)
Total stockholders’ equity	355,803	350,522
Total liabilities and stockholders’ equity	$597,852	$611,734

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2013	2014
Cash flows from operating activities:
Net income (loss)	$12,271	$(4,715)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	6,437	7,439
Amortization	208	208
Pension and post-retirement expense — U.S. and U.K.	8,067	5,223
Stock compensation expense	712	1,044
Excess tax benefit from option exercises and restricted stock vesting	(494)	(253)
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	656	(8,003)
Loss on disposition of property	135	29
Change in assets and liabilities:
Accounts receivable	12,917	4,272
Inventories	(1,669)	(4,267)
Other assets	(827)	(1,007)
Accounts payable and accrued expenses	19	22,568
Income taxes	1,966	5,133
Accrued pension and postretirement benefits	(10,090)	(3,817)
Net cash provided by operating activities	29,058	22,604

Cash flows from investing activities:
Additions to property, plant and equipment	(22,731)	(24,285)
Net cash used in investing activities	(22,731)	(24,285)

Cash flows from financing activities:
Dividends paid	(5,423)	(5,445)
Proceeds from exercise of stock options	598	813
Payment for purchase of treasury stock	(505)	(335)
Excess tax benefit from option exercises and restricted stock vesting	494	253
Net cash used in financing activities	(4,836)	(4,714)

Effect of exchange rates on cash	(220)	152
Increase in cash and cash equivalents	1,271	(6,243)

Cash and cash equivalents, beginning of period	46,740	68,326
Cash and cash equivalents, end of period	$48,011	$62,083